Exhibit (11)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 24 to the registration statement (No. 33-4296) on Form N-1A (the "Registration Statement") of our report dated August 7, 1998 relating to the financial statements and financial highlights appearing in the June 30, 1998 Annual Report of State Street Research Global Resources Fund (a series of State Street Research Equity Trust), which report is also referenced in the Prospectus. We also consent to the reference to us under the heading "Independent Accountants" in such Statement of Additional Information and to the reference to us under the heading "Financial Highlights" in such Prospectus.




PricewaterhouseCoopers LLP
Boston, Massachusetts
October 29, 1998